Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Susan Gille (608) 458-3956

Interstate Power and Light Company Prices Debt Offering
$350 million in senior debentures will be due in 2034 and $300 million in senior debentures will be due in 2054

Madison, Wisconsin — September 5, 2024 — Interstate Power and Light Company (“IPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $350 million aggregate principal amount of 4.950% senior debentures due 2034 and $300 million aggregate principal amount of 5.450% senior debentures due 2054. The 2034 senior debentures will be due on September 30, 2034. The 2054 senior debentures will be due on September 30, 2054. IPL intends to use the net proceeds from this offering to retire its $500 million aggregate principal amount of 3.25% senior debentures maturing on December 1, 2024 at or prior to maturity and for general corporate purposes. The closing of the offering is expected to occur on September 6, 2024, subject to the satisfaction of customary closing conditions.

The offering was marketed through a group of underwriters consisting of Barclays Capital Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and MUFG Securities Americas Inc., as joint book-running managers, and Academy Securities, Inc., Comerica Securities, Inc., KeyBanc Capital Markets Inc. and U.S. Bancorp Investments, Inc. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained by calling Barclays Capital Inc. toll free at (888) 603-5847, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, or MUFG Securities Americas Inc. toll free at 1-877-649-6848. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy (NASDAQ:LNT). The Iowa utility is based in Cedar Rapids, Iowa.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the senior debentures and other risks outlined in IPL’s public filings with the Commission, including IPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, IPL undertakes no obligation to update or revise its forward-looking statements.
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